DIRECTOR AGREEMENT

This Director Agreement (the "Agreement") is entered into as of January 21th, 2015, by and between Angstron Holdings Corporation, a Nevada corporation (the "Corporation") and Yunfeng Lu , an individual ("Director").

1. SERVICES.

1.1. Board of Directors. For the term of this Agreement, Director shall serve as a member of the Corporation's Board of Directors (the "Board"). The Board shall consist of the Director and such other members as nominated and elected pursuant to the then-current bylaws (the "Bylaws").

1.2. Director Services. Director's services to the Corporation hereunder shall include service on the Board to manage the business of the Company in accordance with applicable law and the Articles, and such other services mutually agreed to by Director and the Corporation (the "Director Services").

2. COMPENSATION.

2.1. Expense Reimbursement. The Corporation shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2. Fees to Director. The Corporation agrees to pay Director **US$20,000** per year for the Director Services. In the event Director ceases to serve on the Board for any reason, Director shall be entitled to the pro rata portion of the annual fee for the number of months he has served on the Board in a given year.

2.3. Share Option. The Corporation does not have a stock option plan and offers no stock options to the Director.

3. DUTIES OF DIRECTOR.

3.1. Fiduciary Duties. In fulfilling his managerial responsibilities, Director shall be charged with a fiduciary duty to the Corporation and all of its shareholders. Director shall be attentive and inform himself of all material facts regarding a decision before taking action. In

addition, Director's actions shall be motivated solely by the best interests of the Corporation and its shareholders.

3.2. Confidentiality.

(a.) Confidential Information. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of one (1) year following the Termination Date, Director shall maintain in strict confidence all information he/she has obtained or shall obtain from the Corporation which the Corporation has designated as "confidential" or which is, by its nature confidential, relating to the Corporation's business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Corporation, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship ("Confidential Information").

3.3. Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Corporation. Director will treat all Confidential Information of the Corporation with the same degree of care as Director accords to Director's own Confidential Information, and Director will use its best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Corporation of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Director agrees to assist the Corporation in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4. Return of the Corporation Property. All materials furnished to Director by the Corporation, whether delivered to Director by the Corporation or made by Director in the performance of Director Services under this Agreement ("the Corporation Property") are the sole and exclusive property of the Corporation. Director agrees to promptly deliver the original and any copies of the Corporation Property to the Corporation at any time upon the Corporation's request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Corporation or destroy, at the Corporation's option, the original and any copies of the Corporation Property. Director agrees to certify in writing that Director has so returned or destroyed all such the Corporation Property.

4. NEGATIVE COVENANTS OF DIRECTOR.

4.1. No Conflict of Interest. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of one (1) year following the Termination Date, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Corporation or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director's current affiliation or other current relationships with the entity or entities described on Schedule A (all of which entities are referred to collectively as "Current Affiliations"). This Agreement is subject to the current terms and agreements governing Director's relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director's obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director's obligations to Current Affiliations.

4.2. Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of one (1) year following the Termination Date, Director agrees not to interfere with the business of the Corporation in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Corporation to terminate or breach his or her employment, contractual or other relationship with the Corporation.

5. TERM AND TERMINATION.

5.1. Term. This Agreement is effective as of the date first written above and will continue until the date on which Director ceases to be a member of the Board or a committee thereunder for any reason (the "Expiration Date"), or until terminated in accordance with Section 5.2.

5.2. Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon (the "Termination Date").

5.3. Survival. The rights and obligations contained in Sections 3.2, 3.3, 4.1, and 4.2 will survive any termination or expiration of this Agreement.

6. MISCELLANEOUS.

6.1. Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of

any of the provisions of this Agreement shall operate as a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided in this Agreement, no failure to exercise or any delay in exercising any right or remedy shall constitute a waiver.

6.2. Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party.

6.3. Severability and Construction. Nothing in this Agreement is intended to require or shall be construed as requiring the Corporation to do or fail to do any act in violation of applicable law. The parties hereto acknowledge that they each have opportunities to have their respective counsels review this Agreement. Accordingly, this Agreement shall be deemed to be the product of both of the parties hereto, and no ambiguity shall be construed in favor of or against either of the parties hereto.

6.4. Counterparts. This Agreement may be executed in two or more counterparts.

6.5. Governing Law. This agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, U.S.A., without giving effect to conflicts of law provisions thereof.

6.6. Notices. All notices, demands, and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows at:

TO THE CORPORATION:

Angstron Holdings Corporation
800 East Colorado Blvd., Suite 888
Pasadena, California 91101
United States of America
Attention: Shuning Luo

WITH COPY TO:

Henry F. Hsieh, Esq.

Shea Law Firm
2707 East Valley Blvd., Suite 312
Rowland Heights, California 91792
United States of America

TO INDEMNITEE AT:

Yunfeng Lu
10789 Clarmon Pl
Culver City, CA 90230

6.7. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

THE CORPORATION:
ANGSTRON HOLDINGS CORPORAITON

By: Jianguo Xu

Title: Chief Executive Officer

DIRECTOR:

By: Yunfeng Lu

SCHEDULE A

DIRECTOR'S CURRENT AFFILIATIONS